EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the consolidated financial statements of CatchMark Timber Trust, Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph related to the Company’s change in its method of accounting for depletion) and the effectiveness of CatchMark Timber Trust, Inc.’s internal control over financial reporting dated March 3, 2017, appearing in the Annual Report on Form 10-K of CatchMark Timber Trust, Inc. for the year ended December 31, 2016.
/s/ DELOITTE & TOUCHE LLP

Atlanta, GA
July 21, 2017